Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter and First Six Months of 2010

SHAKOPEE, Minn.--(BUSINESS WIRE)--August 12, 2010--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the second quarter and six months ended June 30, 2010.

Canterbury Park Holding Corporation (the “Company”) reported a net loss of $380,969 on revenues of $11,453,879 for the three months ended June 30, 2010, compared to a net loss of $173,099 on revenues of $11,174,591 for the same period in 2009. For the six months ended June 30, 2010, the net loss was $1,020,610 on revenues of $19,242,492 compared to net income of $143,675 on revenues of $19,386,113 for the same six month period in 2009. The loss for the six month period was largely attributable to a one-time, first quarter charge of $909,540 related to the disposal of assets in connection with the renovation of our Card Casino. The diluted loss per share for the 2010 second quarter was $.09 compared to diluted loss per share of $.04 for the second quarter of 2009, and the diluted loss per share for the six months ended June 30, 2010 was $.25 compared to diluted earnings per share of $.04 for the same six month period in 2009.

The $11.5 million in net revenues earned in the 2010 second quarter represents a 2.5% increase over net revenues in the same period in 2009. This increase reflects a 17.2% increase in Card Casino revenues, offset by a 10.9% decrease in pari-mutuel revenues. In addition, operating expenses increased $520,111, or 4.5%, in the three months ended June 30, 2010 compared to the 2009 second quarter. The increase in operating expenses is due to several factors including an increase in Card Casino labor costs needed to support increased Card Casino revenue, an increase in the Federal minimum wage that became effective after June 30, 2009, and increased expenditures in support of legislation authorizing electronic gaming devices at Canterbury Park. Further results for the second quarter and first six months of 2010 are presented in the accompanying table, and additional information regarding the Company’s financial results will be provided in the Company’s Form 10-Q Report that will be filed on August 16, 2010 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and Chief Executive Officer, commented: “We are very pleased with the initial response to our new Card Casino which opened on April 14, 2010. Its exciting and inviting atmosphere enabled us to achieve increased revenues in the second quarter despite the fact that the prolonged economic downturn has continued to diminish discretionary spending on entertainment. In addition, direct competition from many sources, including unlawful Internet poker and simulcast wagering, continues to have an adverse effect on our revenues.”

In May, the Minnesota Legislature adjourned without taking final action on proposed legislation, usually referred to as the Racino proposal, which would have authorized electronic gaming devices at Canterbury Park. Mr. Sampson stated: “We are disappointed that the Minnesota Legislature did not act on the Racino proposal in 2010. A Racino would bring new jobs and generate significant revenues for the State of Minnesota. Also, public opinion surveys consistently show that Minnesotans overwhelmingly support the Racino proposal. For these reasons, we intend to vigorously support Racino legislation when the Minnesota Legislature begins its next session in January 2011.”

“In addition, we continue to remain optimistic about the future, particularly the opportunity to grow our table games revenue in our new Card Casino,” Sampson added. “Although the racing season got off to a slower start than we had hoped, primarily due to the rainiest June in 10 years, we have recently seen increases in our attendance. The increased attendance is encouraging and bodes well for the rest of our 25th Anniversary live race meet. When paired with the atmosphere that our new Card Casino provides, we believe that we will continue to solidify our position as one of Minnesota’s premier entertainment destinations.”

About Canterbury Park:
Canterbury Park hosts pari-mutuel wagering and card games at its facility in Shakopee, Minnesota. Pari-mutuel wagering is offered on live thoroughbred and quarter horse races each summer, and simulcast wagering on races held at out-of-state racetracks is available year-round. Canterbury Park’s Card Casino hosts a variety of poker and casino style table games 24 hours a day. Canterbury Park also derives revenues from related services and activities, such as concessions, parking, programs, and from other entertainment events held at the facility. To learn more about Canterbury Park, visit our website at www.canterburypark.com.

Cautionary Statement:
This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

NOTE: Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Operating Revenues, (net)	$11,453,879	$11,174,591	$19,242,492	$19,386,113

Operating Expenses	$11,989,419	$11,469,308	$20,567,726	$19,102,343

Non-Operating Income, (net)	$1,171	$7,518	$4,424	$7,805

(Loss) Income before Income Tax Benefit (Expense)	($534,369)	($287,199)	($1,320,810)	$291,575

Income Tax Benefit (Expense)	$153,400	$114,100	$300,200	($147,900)

Net (Loss) Income	($380,969)	($173,099)	($1,020,610)	$143,675

Basic Net (Loss) Income Per Common Share	($0.09)	($0.04)	($0.25)	$0.04

Diluted Net (Loss) Income Per Common Share	($0.09)	($0.04)	($0.25)	$0.04

CONTACT:
Canterbury Park Holding Corporation
David C. Hansen, 952-445-7223
Chief Financial Officer